Exhibit 99.1

CROSS COUNTRY HEALTHCARE ANNOUNCES SECOND QUARTER
2017 FINANCIAL RESULTS

Completes the Renewal and Increases the Size of its Credit Agreement

BOCA RATON, Fla., August 2, 2017--Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for the second quarter ended June 30, 2017. In addition, the Company announced it has renewed and increased the size of its Credit Agreement to $215 million, including a $100 million term loan and a $115 million revolving credit facility.

FINANCIAL HIGHLIGHTS:

Amounts are in thousands, except percent and per share data.

	Q2 2017	Variance Q2 2017 vs. Q2 2016	Variance Q2 2017 vs. Q1 2017
Revenue	$209,313	5%	1%
Gross profit margin	27.0%	(50)bps	130bps
Net income attributable to common shareholders	$4,850	128%	341%
Diluted EPS	$0.13	$0.67	$0.21
Adjusted EBITDA*	$10,880	(2)%	69%
Adjusted EPS*	$0.16	$—	$0.11

* Refer to tables and discussion of Non-GAAP financial measures below.

“We had a solid second quarter highlighted by year-over-year revenue growth in all three reporting segments. With revenue in line with expectations, I was pleased that we exceeded guidance for Gross Margin, Adjusted EBITDA and Adjusted EPS,” said William J. Grubbs, President and Chief Executive Officer. “Our new MSP implementations are progressing and we expect an increase in demand from these programs through the third and fourth quarters. Coupled with the delivery capabilities from the Advantage RN acquisition, we expect to see stronger revenue growth as we enter 2018.”

Second quarter consolidated revenue was $209.3 million, an increase of 5% year-over-year and 1% sequentially. Consolidated gross profit margin was 27.0%, down 50 basis points year-over-year and up 130 basis points sequentially. Net income attributable to common shareholders was $4.9 million compared to a net loss of $17.2 million in the prior year, which included a loss on early extinguishment of debt, a loss on derivative liability, and impairment charges, totaling $22.4 million after taxes. Diluted EPS was $0.13 per share compared to a loss of $0.54 per share in the prior year. Adjusted EBITDA was $10.9 million or 5.2% of revenue, as compared with $11.1 million or 5.5% of revenue in the prior year. Adjusted EPS was $0.16 for the second quarter of 2017 and 2016 and $0.05 in the prior quarter.

For the six months ended June 30, 2017, consolidated revenue was $416.9 million, an increase of 5% year-over-year. Consolidated gross profit margin was 26.3%, down 40 basis points year-over-year. Adjusted EBITDA was $17.3 million or 4.2% of revenue, as compared with $19.6 million or 4.9% of revenue in the prior year. Net income attributable to common shareholders was $2.8 million, or $0.05 per diluted share, compared to net income of $1.8 million, or a net loss of $0.26 per diluted share, in the prior year. Adjusted EPS was $0.21 compared to $0.25 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing was $180.9 million, an increase of 5% year-over-year and a decrease of 1% sequentially. The year-over-year increase in segment revenue was predominantly due to higher volume. Contribution income in this segment was $18.1 million, up from $17.6 million in the prior year. Average field FTEs increased to 7,155 from 6,884 in the prior year. Revenue per FTE per day was $278 compared to $275 in the prior year, primarily reflecting a change in the mix of business.

Physician Staffing

Revenue from Physician Staffing was $24.7 million, an increase of 3% year-over-year and 15% sequentially. The year-over-year increase was primarily due to an increase in volume. Contribution income was $2.0 million, consistent with the prior year. Compared to the prior year, total days filled increased to 15,220 from 14,480, primarily due to volume growth in advanced practice professionals. Revenue per day filled increased to $1,557 from $1,525 due to improved pricing partly offset by the change in mix of specialties.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services was $3.7 million, an increase of 6% year-over-year and 22% sequentially. Contribution income was $0.2 million, compared to $0.1 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operating activities for the current quarter was $24.1 million compared to $10.3 million in the same period of the prior year. At June 30, 2017, the Company had $33.9 million in cash and cash equivalents and $37.6 million of total debt. There were no borrowings drawn on its $100.0 million revolving credit facility, and $21.6 million of letters of credit outstanding, leaving $78.4 million available for borrowings under the revolving credit facility.

Renewal of Credit Agreement

As previously announced, the July acquisition of Advantage RN was funded using available cash and borrowings of approximately $67.5 million under the existing credit facility, including a $40 million incremental term loan. Subsequent to the acquisition, on August 1, 2017, the Company entered into an Amendment and Restatement to its Credit Agreement to refinance and increase the current aggregate committed size of the facility to $215 million, including a term loan of $100 million and a $115 million revolving credit facility. The proceeds of $106.5 million from this refinancing included $6.5 million under the new revolving credit facility, and were used to repay borrowings under the Company's previously existing credit facilities, as well as to pay related interest, fees and expenses.

Outlook for Third Quarter 2017

	Q3 2017 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$227 million - $232 million	6% - 8%	8% - 11%

Gross profit margin	26.3% - 26.8%	(80) - (30) bps	(70) - (20) bps

Adjusted EBITDA	$12 million - $13 million	(9)% - (1)%	10% - 19%

Adjusted EPS	$0.16 - $0.18	$(0.08) - $(0.06)	$0.00 - $0.02

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. These ranges include the impact of the Advantage RN acquisition, but do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any acquisition-related measurement period adjustments, changes in debt structure, or any material legal or restructuring charges. See accompanying Non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, August 3, 2017, at 9:00 A.M. Eastern Time to discuss its second quarter 2017 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from August 3rd through August 17th at the Company's website and a replay of the conference call will be available by telephone by calling 800-510-0118 from anywhere in the U.S. or 203-369-3808 from non-U.S. locations - Passcode: 2017.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 85 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed service programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned.]Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will”, and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we”, “us”, “our”, or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2017	2016	2017	2017	2016

Revenue from services	$209,313	$199,443	$207,573	$416,886	$396,026
Cost of services	152,785	144,597	154,298	307,083	290,134
Gross profit	56,528	54,846	53,275	109,803	105,892
Operating expenses:
Selling, general and administrative expenses	46,600	44,675	47,236	93,836	87,608
Bad debt expense	326	228	323	649	477
Depreciation and amortization	2,285	2,465	2,191	4,476	4,877
Acquisition-related contingent consideration (a)	281	183	270	551	470
Acquisition and integration costs (b)	587	—	—	587	—
Impairment charges (c)	—	24,311	—	—	24,311
Total operating expenses	50,079	71,862	50,020	100,099	117,743
Income (loss) from operations	6,449	(17,016)	3,255	9,704	(11,851)
Other expenses (income):
Interest expense	535	1,608	1,219	1,754	3,243
Loss (gain) on derivative liability (d)	—	3,571	(1,581)	(1,581)	(12,865)
Loss on early extinguishment of debt (e)	—	1,568	4,969	4,969	1,568
Other income, net	(59)	(34)	—	(59)	(51)
Income (loss) before income taxes	5,973	(23,729)	(1,352)	4,621	(3,746)
Income tax expense (benefit)	753	(6,634)	366	1,119	(5,837)
Consolidated net income (loss)	5,220	(17,095)	(1,718)	3,502	2,091
Less: Net income attributable to noncontrolling interest in subsidiary	370	142	292	662	306
Net income (loss) attributable to common shareholders	$4,850	$(17,237)	$(2,010)	$2,840	$1,785

Net income (loss) per share attributable to common shareholders - Basic	$0.14	$(0.54)	$(0.06)	$0.08	$0.06

Net income (loss) per share attributable to common shareholders - Diluted	$0.13	$(0.54)	$(0.08)	$0.05	$(0.26)

Weighted average common shares outstanding:
Basic	35,651	32,085	32,872	34,269	32,021
Diluted (f)	36,021	32,085	36,480	36,250	36,194

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2017	2016	2017	2017	2016
Adjusted EBITDA: (g)
Net income (loss) attributable to common shareholders	$4,850	$(17,237)	$(2,010)	$2,840	$1,785
Depreciation and amortization	2,285	2,465	2,191	4,476	4,877
Interest expense	535	1,608	1,219	1,754	3,243
Income tax expense (benefit)	753	(6,634)	366	1,119	(5,837)
Acquisition-related contingent consideration (a)	281	183	270	551	470
Acquisition and integration costs (b)	587	—	—	587	—
Impairment charges (c)	—	24,311	—	—	24,311
Loss (gain) on derivative liability (d)	—	3,571	(1,581)	(1,581)	(12,865)
Loss on early extinguishment of debt (e)	—	1,568	4,969	4,969	1,568
Other income, net	(59)	(34)	—	(59)	(51)
Equity compensation	1,278	1,119	737	2,015	1,767
Net income attributable to noncontrolling interest in subsidiary	370	142	292	662	306
Adjusted EBITDA (g)	$10,880	$11,062	$6,453	$17,333	$19,574

Adjusted EPS: (h)
Numerator:
Net income (loss) attributable to common shareholders	$4,850	$(17,237)	$(2,010)	$2,840	$1,785
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	281	183	270	551	470
Acquisition and integration costs (b)	587	—	—	587	—
Impairment charges (c)	—	24,311	—	—	24,311
Loss (gain) on derivative liability (d)	—	3,571	(1,581)	(1,581)	(12,865)
Loss on early extinguishment of debt (e)	—	1,568	4,969	4,969	1,568
Tax impact of non-GAAP adjustments (i)	—	(7,036)	—	—	(7,036)
Adjusted net income attributable to common shareholders - non-GAAP	$5,718	$5,360	$1,648	$7,366	$8,233

Denominator:
Weighted average common shares - basic, GAAP	35,651	32,085	32,872	34,269	32,021
Dilutive impact of share-based payments	370	601	674	522	652
Adjusted weighted average common shares - diluted, non-GAAP	36,021	32,686	33,546	34,791	32,673

Reconciliation: (h)
Diluted EPS, GAAP	$0.13	$(0.54)	$(0.08)	$0.05	$(0.26)
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	0.01	0.01	0.01	0.02	0.01
Acquisition and integration costs (b)	0.02	—	—	0.02	—
Impairment charges (c)	—	0.74	—	—	0.74
Loss (gain) on derivative liability (d)	—	0.11	(0.05)	(0.05)	(0.39)
Loss on early extinguishment of debt (e)	—	0.05	0.15	0.15	0.05
Tax impact of non-GAAP adjustments (i)	—	(0.22)	—	—	(0.22)
Adjustment for change in dilutive shares	—	0.01	0.02	0.02	0.32
Adjusted EPS, non-GAAP (h)	$0.16	$0.16	$0.05	$0.21	$0.25

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$33,936	$20,630
Accounts receivable, net	155,903	173,620
Prepaid expenses	6,230	6,126
Insurance recovery receivable	3,197	3,037
Other current assets	1,249	2,198
Total current assets	200,515	205,611
Property and equipment, net	13,862	12,818
Goodwill, net	79,648	79,648
Trade names, indefinite-lived	35,402	35,402
Other intangible assets, net	34,690	36,835
Other non-current assets	18,373	18,064
Total assets	$382,490	$388,378

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$52,435	$58,837
Accrued employee compensation and benefits	31,073	33,243
Other current liabilities	6,097	5,012
Total current liabilities	89,605	97,092
Long-term debt and capital lease obligations	35,344	84,760
Non-current deferred tax liabilities	14,353	13,154
Long-term accrued claims	29,066	28,870
Contingent consideration	4,390	5,301
Other long-term liabilities	8,084	7,399
Total liabilities	180,842	236,576

Commitments and contingencies

Stockholders' equity:
Common stock	4	3
Additional paid-in capital	303,917	256,570
Accumulated other comprehensive loss	(1,183)	(1,241)
Accumulated deficit	(101,784)	(104,089)
Total Cross Country Healthcare, Inc. stockholders' equity	200,954	151,243
Noncontrolling interest	694	559
Total stockholders' equity	201,648	151,802
Total liabilities and stockholders' equity	$382,490	$388,378

Cross Country Healthcare, Inc.
Segment Data (j)
(Unaudited, amounts in thousands)

	Three Months Ended						% Change Fav/(Unfav)
	June 30,	% of	June 30,	% of	March 31,	% of	Year-over-
	2017	Total	2016	Total	2017	Total	Year	Sequential

Revenue from services:
Nurse and Allied Staffing	$180,927	86%	$172,048	86%	$183,108	88%	5%	(1)%
Physician Staffing	24,720	12%	23,927	12%	21,464	10%	3%	15%
Other Human Capital Management Services	3,666	2%	3,468	2%	3,001	2%	6%	22%
	$209,313	100%	$199,443	100%	$207,573	100%	5%	1%

Contribution income: (k)
Nurse and Allied Staffing	$18,141		$17,615		$15,622		3%	16%
Physician Staffing	2,047		2,050		820		—%	150%
Other Human Capital Management Services	241		69		(440)		249%	155%
	20,429		19,734		16,002		4%	28%

Unallocated corporate overhead (l)	10,827		9,791		10,286		(11)%	(5)%
Depreciation and amortization	2,285		2,465		2,191		7%	(4)%
Acquisition-related contingent consideration (a)	281		183		270		(54)%	(4)%
Acquisition and integration costs (b)	587		—		—		(100)%	(100)%
Impairment charges (c)	—		24,311		—		100%	—%
Income (loss) from operations	$6,449		$(17,016)		$3,255		138%	98%

	Six Months Ended				% Change Fav/(Unfav)
	June 30,	% of	June 30,	% of	Year-over-
	2017	Total	2016	Total	Year
Revenue from services:
Nurse and Allied Staffing	$364,035	87%	$340,813	86%	7%
Physician Staffing	46,184	11%	48,380	12%	(5)%
Other Human Capital Management Services	6,667	2%	6,833	2%	(2)%
	$416,886	100%	$396,026	100%	5%

Contribution income: (k)
Nurse and Allied Staffing	$33,763		$34,405		(2)%
Physician Staffing	2,867		3,603		(20)%
Other Human Capital Management Services	(199)		(42)		(374)%
	36,431		37,966		(4)%

Unallocated corporate overhead (l)	21,113		20,159		(5)%
Depreciation and amortization	4,476		4,877		8%
Acquisition-related contingent consideration (a)	551		470		(17)%
Acquisition and integration costs (b)	587		—		(100)%
Impairment charges (c)	—		24,311		100%
Income (loss) from operations	$9,704		$(11,851)		182%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2017	2016	2017	2017	2016

Net cash provided by (used in) operating activities (in thousands)	$24,115	$10,303	$1,410	$25,525	$12,867

Consolidated gross profit margin	27.0%	27.5%	25.7%	26.3%	26.7%

Nurse and Allied Staffing statistical data:
FTEs (m)	7,155	6,884	7,204	7,180	6,850
Average Nurse and Allied Staffing revenue per FTE per day (n)	$278	$275	$282	$280	$273

Physician Staffing statistical data:
Days filled (o)	15,220	14,480	15,036	30,256	31,322
Revenue per day filled (p)	$1,557	$1,525	$1,592	$1,574	$1,523

(a)
Acquisition-related contingent consideration primarily represents the fair value and accretion adjustments to the contingent consideration liabilities for the Mediscan acquisition that closed on October 30, 2015 and the US Resources Healthcare acquisition that closed on December 1, 2016.
(b)
Acquisition and integration costs are primarily related to due diligence for the Advantage RN, LLC acquisition that closed on July 5, 2017.
(c)
The three months and six months ended June 30, 2016 includes non-cash impairment charges of $24.3 million ($17.3 million after taxes) related to the Physician Staffing reporting unit.
(d)
Loss (gain) on derivative liability represents the change in the fair value of embedded features of our Convertible Notes up until their repayment.
(e)
Loss on early extinguishment of debt for the three months ended March 31, 2017 and six months ended June 30, 2017 is related to the Company's settlement of its convertible notes on March 17, 2017. Loss on early extinguishment of debt for the three months and six months ended June 30, 2016 relates to the write-off of unamortized debt discount and issuance costs as well as transaction fees and expenses related to the extinguishment of the Company's subordinated term loan.
(f)
When applying the if-converted method to our Convertible Notes, 3,521,126 shares are not included in diluted weighted average shares for the three months ended June 30, 2016 because their effect was anti-dilutive. For the three months ended March 31, 2017 and the six months ended June 30, 2017, 2,934,271 shares and 1,459,030 shares, respectively, were included in diluted weighted average shares.
(g)
Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net income (loss) attributable to common shareholders before depreciation and amortization, interest expense, income tax expense (benefit), acquisition-related contingent consideration, acquisition and integration costs, impairment charges, loss (gain) on derivative liability, loss on early extinguishment of debt, other income, net, equity compensation, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income (loss) attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(h)
Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share before the diluted EPS impact of acquisition-related contingent consideration, acquisition and integration costs, impairment charges, loss (gain) on derivative liability, and loss on early extinguishment of debt. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management uses Adjusted EPS as one performance measure in its annual cash incentive program for certain members of its management team. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company.
(i)
Tax impact on the non-GAAP items is related to the impairment charges on indefinite-lived intangible assets of the Physician Staffing business for the three months and six months ended June 30, 2016. There is no tax impact on the other items due to the Company's full valuation allowance for all reported periods.
(j)
Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(k)
Contribution income is defined as income or loss from operations before depreciation and amortization, loss on sale of business, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(l)
Unallocated corporate overhead includes corporate compensation and benefits, and general and administrative expenses including rent and utilities, computer supplies and expenses, insurance, professional expenses, corporate-wide projects (initiatives), and public company expense.
(m)
FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(n)
Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from the permanent placement of nurses.
(o)
Days filled is calculated by dividing the total hours invoiced during the period by 8 hours.
(p)
Revenue per day filled is calculated by dividing revenue invoiced by days filled for the period presented.

Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President & Chief Executive Officer
wgrubbs@crosscountry.com

Source: Cross Country Healthcare, Inc.